Exhibit 10.11

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of the 12th day of March, 2008, (the “Agreement”) by and between Cost Plus, Inc., a California corporation (“Cost Plus” or the “Company”), and Barry J. Feld, the undersigned Executive (“Mr. Feld”). Effective as of the date hereof, this Agreement will supersede in all respects the employment agreement between Cost Plus and Mr. Feld, dated October 24, 2005.

Recitals

Cost Plus hired Mr. Feld as Chief Executive Officer by entering into an employment agreement, dated October 24, 2005 (“2005 Employment Agreement’);

Cost Plus desires to retain the services of Mr. Feld, and Mr. Feld desires to remain employed by Cost Plus, on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing recital and the respective undertakings of Cost Plus and Mr. Feld set forth below, Cost Plus and Mr. Feld agree as follows:

1. Employment.

(a) Duties. Cost Plus agrees to employ Mr. Feld as Chief Executive Officer and President. Mr. Feld agrees to perform such reasonable responsibilities and duties as may be required of him by Cost Plus provided, however, that the Board of Directors of Cost Plus (the “Board”) shall have the right to revise such responsibilities from time to time as the Board may deem appropriate. Mr. Feld shall carry out his duties and responsibilities hereunder in a diligent and competent manner and shall devote his full business time, attention, and energy thereto. Mr. Feld shall report directly to the Board and shall continue to serve as a member of the Board, subject to any required stockholder approval.

(b) Term of Employment. Subject to the right of Cost Plus to terminate Mr. Feld’s employment earlier, in which case Mr. Feld shall be entitled to the benefits provided for in Section 3 of this Agreement, Cost Plus shall employ Mr. Feld for an additional term by extending the 2005 Employment Agreement term by three (3) years so the term of employment ends on October 24, 2012 (the “Employment Term”).

2. Compensation and Benefits.

(a) Base Compensation. Effective February 1, 2008, Cost Plus shall pay Mr. Feld as compensation for his services a base salary at the annualized rate of Eight Hundred Thousand Dollars ($800,000) for the first year of this Agreement. The Board shall review Mr. Feld’s base salary then in effect at least annually and make such increases as the Board may approve in its sole discretion. Such base salary shall be subject to applicable tax withholding and shall be paid periodically in accordance with normal Cost Plus payroll practices. The annual compensation specified in this Section 2(a), together with any increases in such compensation, is referred to in this Agreement as “Base Compensation.” Mr. Feld will receive no separate fees for his services as a director during the Employment Term.

(b) Bonus. Commencing with the 2008 fiscal year, Mr. Feld shall be eligible for an annual bonus target of no less than one hundred percent (100%) of his Base Compensation (“Target Bonus”) upon achievement of financial and other goals under the Cost Plus Management Incentive Plan or any successor plan, as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”). In accordance with standard Cost Plus policies, Mr. Feld shall be eligible for an annual bonus payout above the target percentage upon exceptional achievement in exceeding the financial goals established by the Board or Compensation Committee. The bonus period shall begin with Cost Plus’s 2008 fiscal year, and the 2008 fiscal year bonus shall be payable in April 2009 and based on Mr. Feld’s salary for fiscal 2008. The Board or the Compensation Committee may increase the target bonus in any subsequent year or years in its sole discretion.

(c) Executive Benefits. Mr. Feld shall be eligible to participate in the employee benefit plans that are available or that become available, in the discretion of Cost Plus, to other executives of Cost Plus, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program. Moreover, during the Employment Term, the Company shall pay the premiums (i) on a term-life insurance policy for Mr. Feld with a face amount of two million dollars ($2,000,000), and (ii) subject to Mr. Feld cooperating with insurance company underwriting requirements and being accepted for the policy coverage at no more than one hundred and twenty-five percent (125%) of standard premium rates, on a long-term disability insurance policy providing a benefit of at least fifty percent (50%) of Mr. Feld’s Base Compensation; provided that such percentage shall be reduced to the extent that Cost Plus after good faith effort is unable to obtain such policy.

(d) Vacation. Mr. Feld shall be entitled to four (4) weeks of vacation per year.

(e) Stock Option. In March 2008, Cost Plus shall grant Mr. Feld an option (the “Third Option”) to purchase 250,000 shares of the Company’s Common Stock under the Company’s 2004 Stock Plan. The per share exercise price for the Option shall be equal to the closing price of the Common Stock on the Nasdaq Stock Market on the date of grant. The term of the Option shall be seven (7) years and the Option shall vest at a rate of twenty-five percent (25%) per year on the anniversary of the grant date. Mr. Feld shall be eligible in the future for options to purchase Cost Plus’s Common Stock or other stock incentives as may be granted by the Board or the Compensation Committee in its sole discretion. The terms and conditions of any options granted to Mr. Feld shall be established by the Board or the Compensation Committee in its sole discretion, subject to Section 3 of this Agreement and the terms of the applicable stock option plan under which the options are granted. All options granted to Mr. Feld in his capacity as a director before the date of this Agreement shall continue in accordance with the original terms of those options.

(f) Relocation Expenses. In order to compensate him for the higher cost of housing in the San Francisco Bay Area, in 2005 Cost Plus paid Mr. Feld a one-time payment of $750,000, subject to deductions for applicable withholding and other taxes. In the event Mr. Feld voluntarily resigns from his employment with Cost Plus prior to October 24, 2009, he shall promptly repay to Cost Plus a pro rata portion of the $750,000 payment computed by multiplying $750,000 by a fraction the numerator of which shall be the number of days remaining until October 24, 2009 and the denominator of which shall be the total number fourteen hundred and sixty-one.

3. Severance Payments.

(a) Involuntary Termination prior to a Change of Control or More than 18 Months Following a Change of Control. If, prior to a Change of Control or more than eighteen (18) months following a Change of Control, Mr. Feld’s employment terminates as a result of an Involuntary Termination other than for Cause during the Employment Term, Cost Plus shall pay or provide Mr. Feld with the following in full satisfaction of its obligations to Mr. Feld under this Agreement (subject to Mr. Feld executing and not revoking a Release of Claims within forty-five days of such termination), with such payments and benefits paid no later than thirty days following the effectiveness of the Release of Claims:

(i) An amount equal to two (2) times the sum of Mr. Feld’s current Base Compensation and Target Bonus in the year of termination, less applicable tax withholdings, payable ratably over two (2) years following Mr. Feld’s termination in accordance with Cost Plus’s standard payroll practice;

(ii) a lump sum amount equal to one hundred percent (100%) of Mr. Feld’s Target Bonus for the year of termination multiplied by a fraction where the numerator is the number of days in the applicable bonus period prior to Mr. Feld’s termination and the denominator is the number of days in the bonus period, less applicable tax withholdings, payable within thirty (30) days after termination of employment;

(iii) If Mr. Feld elects coverage under the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Mr. Feld for COBRA premiums paid by Mr. Feld to continue Company-paid health, dental and vision coverage at the same level of coverage as was provided to Mr. Feld and any of Mr. Feld’s dependents immediately prior to his employment termination for a period of eighteen (18) months following his employment termination date, or, if earlier, until such time as Mr. Feld and his covered dependents become covered under similar plans of another employer. Such reimbursements shall be paid within thirty (30) days following Mr. Feld’s payment of the premiums. The date of the “qualifying event” for Mr. Feld and any dependents shall be the date of Mr. Feld’s termination of employment;

(iv) all stock options granted to Mr. Feld during the Employment Term shall vest in full so as to become fully exercisable as of the date of the termination to the extent such stock options are outstanding and unexercisable at the time of such termination;

(v) all restricted stock units with service-based vesting (and no performance-based vesting) granted to Mr. Feld during the Employment Term shall vest 100%;

(vi) all outstanding performance share awards granted to Mr. Feld during the Employment Term shall accelerate their vesting based upon the “on-target” level, as set forth in the performance share agreement, multiplied by a fraction where the numerator is the number of days in the applicable performance period prior to Mr. Feld’s termination and the denominator is the total number of days in the performance period; and

(vii) any unpaid base salary due for periods prior to the date of termination, all accrued and unused vacation through the date of termination, and following submission of proper expense reports, reimbursement for all expenses Mr. Feld reasonably and necessarily incurred in connection with the business of Cost Plus prior to termination (the “Accrued Benefits”).

(b) Termination within 18 Months on or After a Change of Control. If, on or within the eighteen (18) month period after a Change of Control, Mr. Feld’s employment terminates as a result of an Involuntary Termination other than for Cause during the Employment Term, Cost Plus shall pay or provide Mr. Feld with the following in full satisfaction of its obligations to Mr. Feld under this Agreement (subject to Mr. Feld executing and not revoking a Release of Claims within forty-five days of such termination), with such payments and benefits paid no later than thirty days following the effectiveness of the Release of Claims:

(i) a lump sum amount equal to three (3) times the sum of Mr. Feld’s current Base Compensation and Target Bonus in the year of termination, less applicable tax withholdings, payable within thirty (30) days after termination of employment;

(ii) a lump sum amount equal to one hundred percent (100%) of Mr. Feld’s Target Bonus for the year of termination multiplied by a fraction where the numerator is the number of days in the applicable bonus period prior to Mr. Feld’s termination and the denominator is the number of days in the bonus period, less applicable tax withholdings, payable within thirty (30) days after termination of employment;

(iii) If Mr. Feld elects coverage under COBRA, the Company shall reimburse Mr. Feld for COBRA premiums paid by Mr. Feld to continue Company- paid health, dental and vision coverage at the same level of coverage as was provided to Mr. Feld and any of Mr. Feld’s dependents immediately prior to his employment termination for a period of eighteen (18) months following his employment termination date, or, if earlier, until such time as Mr. Feld and his covered dependents become covered under similar plans of another employer. Such reimbursements shall be paid within thirty (30) days following Mr. Feld’s payment of the premiums. The date of the “qualifying event” for Mr. Feld and any dependents shall be the date of Mr. Feld’s termination of employment;

(iv) all stock options granted to Mr. Feld during the Employment Term shall vest in full so as to become fully exercisable as of the date of the termination to the extent such stock options are outstanding and unexercisable at the time of such termination;

(v) all outstanding performance share awards granted to Mr. Feld during the Employment Term shall accelerate their vesting based upon the “on-target” level, as set forth in the performance share agreement, multiplied by a fraction where the numerator is the number of days in the applicable performance period prior to Mr. Feld’s termination and the denominator is the total number of days in the performance period; and

(vi) any Accrued Benefits.

(c) Voluntary Termination or Termination for Cause. If Mr. Feld voluntarily terminates employment with Cost Plus at any time during the Employment Term (and not pursuant to an Involuntary Termination) or if Mr. Feld’s employment with Cost Plus is terminated at any time for Cause, Mr. Feld shall not be entitled to any additional payments or benefits hereunder, other than any Accrued Benefits.

(d) Limitation on Severance Payments and Benefits. Notwithstanding anything to the contrary in this Agreement, the severance payments and benefits provided in this Section 3 shall cease if Mr. Feld, on his own behalf, or as owner, manager, advisor, principal, agent, partner, consultant, director, officer, stockholder or employee of any business entity, participates in a retail business competitive with Cost Plus without the express written authorization of Cost Plus; provided, however, that it will not be a violation of this Section 3(d) for Mr. Feld to acquire an investment not more than one percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association.

4. Golden Parachute Excise Tax Gross-Up. In the event that the severance payments and other benefits provided for in this Agreement or otherwise payable to Mr. Feld constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, then Mr. Feld shall receive (i) a payment from Cost Plus sufficient to pay such excise tax, and (ii) an additional payment from Cost Plus sufficient to pay the excise tax and federal and state income taxes arising from the payments made by Cost Plus to Mr. Feld pursuant to this sentence. Such payment shall be made by the Company to Mr. Feld within ten (10) days following the date upon which Mr. Feld remits such taxes to the taxing authorities. Unless Cost Plus and Mr. Feld otherwise agree in writing, the determination of Mr. Feld’s excise tax liability and the amount required to be paid under this Section shall be made in writing by a Big Four national accounting firm (the “Accountants”). In the event that the excise tax incurred by Mr. Feld is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, Cost Plus and Mr. Feld agree to promptly (and in no event later than the end of the year in which the additional payment or refund is made) make such additional payment, including interest and any tax penalties, to the other party as the Accountants reasonably determine is appropriate to ensure that the net economic effect to Mr. Feld under this Section 4, on an after-tax basis, is as if the Code Section 4999 excise tax did not apply to Mr. Feld. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position. Cost Plus and Mr. Feld shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. Cost Plus shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5. Covenant Not to Solicit.

(a) Until the later of (i) five (5) years after the date of this Agreement, or (ii) one year after termination of Mr. Feld’s employment, upon the termination of Mr. Feld’s employment with Cost Plus for any reason, Mr. Feld agrees that he shall not either directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of Cost Plus, or cause an employee to leave their employment either for Mr. Feld or for any other entity or person.

(b) Mr. Feld represents that he (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these provisions.

6. Confidential Information.

(a) Company Information. Mr. Feld agrees at all times during the Employment Term and thereafter, to hold in strictest confidence, and not to use, except for the benefit of Cost Plus, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of Cost Plus, any Confidential Information of Cost Plus. Mr. Feld understands that “Confidential Information” means any Cost Plus proprietary information, trade secrets or know-how, including, but not limited to, market research, product plans, products, services, customer lists and customers (including, but not limited to, customers of Cost Plus to whom Mr. Feld becomes acquainted during the term of his employment), markets, developments, marketing, finances or other business information disclosed to Mr. Feld by Cost Plus either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Mr. Feld further understands that Confidential Information does not include any information that has become publicly known and made generally available through no wrongful act of Mr. Feld or of others who were under confidentiality obligations as to that information.

(b) Third Party Information. Mr. Feld recognizes that Cost Plus has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Cost Plus’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Mr. Feld agrees to hold all such confidential or proprietary information in accordance with Cost Plus’s agreement with such third party. Mr. Feld also agrees not to disclose such information to any person, firm or corporation or to use it except as necessary in carrying out his work for Cost Plus consistent with Cost Plus’s agreement with such third party.

7. Definitions. As used herein, the terms

(a) Cause. “Cause” shall mean:

(i) Mr. Feld has engaged in willful and material misconduct, including willful and material failure to perform his duties as an officer or employee of Cost Plus or a material breach of this Agreement and has failed to “cure” such default within thirty (30) days after receipt of written notice of default from Cost Plus;

(ii) The commission of an act of fraud or embezzlement resulting in loss, damage or injury to Cost Plus, whether directly or indirectly;

(iii) Mr. Feld’s use of narcotics, liquor or illicit drugs has had a detrimental effect on the performance of his employment responsibilities, as determined by Cost Plus’s Board of Directors;

(iv) Mr. Feld’s violation of Sections 5 or 6 or this Agreement;

(v) The conviction of, or plea of nolo contendere by, Mr. Feld on a felony or misdemeanor charge that is either in connection with the performance of Mr. Feld’s obligations to Cost Plus or that shall adversely affect his ability to perform such obligations;

(vi) Gross negligence, dishonesty, breach of fiduciary duty or material breach of the terms of the Agreement or any other agreement in favor of Cost Plus; or

(vii) The commission of an act constituting unfair competition with Cost Plus or inducing any vendor or supplier of Cost Plus to break a contract with Cost Plus.

(viii) Change of Control. “Change of Control” shall mean the occurrence of any of the following, in one or a series of transactions:

(1) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(2) Any action or event occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(3) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(4) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.

(b) Involuntary Termination. “Involuntary Termination” shall mean:

(i) termination by Cost Plus of Mr. Feld’s employment with Cost Plus for any reason other than Cause;

(ii) a material reduction in Mr. Feld’s Base Compensation (not including bonus), other than any such reduction which is part of, and generally consistent with, a general reduction of officer salaries;

(iii) a material reduction in Mr. Feld’s duties, responsibilities, or authority;

(iv) any material breach by Cost Plus of any material provision of this Agreement that continues uncured for thirty (30) days following notice thereof;

(v) provided, however, none of the foregoing shall constitute Involuntary Termination to the extent Mr. Feld has voluntarily agreed thereto. Any purported Involuntary Termination pursuant to Section 7(b)(ii) through 7(b)(iv) will not be effective until Mr. Feld has delivered to the Company, within sixty (60) days of the initial existence of the Involuntary Termination condition, a written explanation which describes the basis for Mr. Feld’s belief that Mr. Feld should be permitted to terminate his employment and have it treated as an Involuntary Termination and the Company has been given thirty (30) days following delivery of such notice to cure any curable violation.

(c) Release of Claims. “Release of Claims” shall mean a waiver by Mr. Feld of all claims, causes of action and obligations against Cost Plus or its employees relating to Mr. Feld’s employment in a form substantially similar to Exhibit A to this Agreement. Such Release of Claims shall not release Cost Plus from its obligations under the Amended and Restated Indemnification Agreement between Mr. Feld and Cost Plus.

8. Prior Agreements. Mr. Feld represents that Mr. Feld has not entered into any agreements, understandings, or arrangements with any person or entity that he would breach as a result of, or that would in any way preclude or prohibit him from, entering into this Agreement with Cost Plus or performing any of the duties and responsibilities provided for in this Agreement.

9. Conflicting Employment. Mr. Feld agrees that, during the Employment Term, without the consent of the Board, he will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Cost Plus is now involved or becomes involved during the Employment Term, nor will he engage in any other activities that conflict with his obligations to Cost Plus.

10. Returning Company Documents. Mr. Feld agrees that, at the time of leaving the employ of Cost Plus, he will deliver to Cost Plus (and will not keep in his possession, recreate, or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Mr. Feld pursuant to his employment with Cost Plus or otherwise belonging to Cost Plus, its successors, or assigns.

11. Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing to both parties and shall be deemed given on the date of delivery, if delivered, or three days after mailing, if mailed first-class mail, postage prepaid, to the following addresses:

If to Mr. Feld, at the address set forth below his signature at the end hereof.

If to Cost Plus:

200 Fourth Street

Oakland, California 94607

Attn: Joan Fujii, Executive Vice President, HR

or to such other address as any party hereto may designate by notice given as herein provided.

12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws, and not the choice of law rules, of California.

13. Amendments. This Agreement shall not be changed or modified in whole or in part except by an instrument in writing signed by each party hereto.

14. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

15. Successors.

(a) Company’s Successors. Any successor to Cost Plus (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Cost Plus’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as Cost Plus would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Cost Plus” shall include any successor to Cost Plus’s business and/or assets that executes and delivers the assumption agreement described in this subsection (a) or that becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Mr. Feld hereunder shall inure to the benefit of, and be enforceable by, Mr. Feld’s personal or legal representatives, executors, administrators, successor, heirs, distributes, devisees or legatees.

16. Entire Agreement. This Agreement, any outstanding stock option agreements between Cost Plus and Mr. Feld, any outstanding performance share award agreements between Cost Plus and Mr. Feld, and the Amended and Restated Indemnification Agreement between Cost Plus and Mr. Feld (the “Indemnification Agreement”) shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreement, representations or understandings (whether oral or written or whether express or implied) not expressly set forth in this Agreement, the outstanding stock option agreements, the outstanding performance share award agreements, and the Indemnification Agreement have been made or entered into by either party with respect to the relevant subject matter hereof.

17. Mediation. Mr. Feld and Cost Plus agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, shall first be submitted to mediation. The mediation shall be conducted within forty-five (45) days of either party notifying the other of a dispute or controversy regarding this Agreement or Mr. Feld’s employment relationship with Cost Plus. Unless otherwise provided for by law, Cost Plus and Mr. Feld shall each pay half the costs and expenses of the mediation.

18. Arbitration.

(a) In the event mediation pursuant to Section 17 fails to resolve a dispute or controversy, Mr. Feld and Cost Plus agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be finally settled by binding arbitration to be held in Oakland, California under the National Rules for the Resolution of Employment Disputes supplemented by the Supplemental Procedures for Large Complex Disputes, of the American Arbitration Association as then in effect (the “Rules”). The parties shall be entitled to conduct discovery pursuant to the California Code of Civil Procedure. The arbitrator may regulate the timing and sequence of such discovery and shall decide any discovery disputes or controversies between the parties. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law.

(c) Unless otherwise provided for by law, Cost Plus will pay for any administrative or hearing fees of such arbitration, except that Mr. Feld shall pay the first $200.00 of any filing fees associated with any arbitration Mr. Feld initiates.

(d) MR. FELD HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. MR. FELD UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, MR. FELD AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF HIS RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP.

19. Counterparts. This Employment Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

20. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

21. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if Mr. Feld is a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any other guidance promulgated thereunder (“Section 409A”) at the time of his termination, and a delay in making any payment or providing any benefit under this Agreement is required by Code Section 409A and any Treasury Regulations, and IRS guidance thereunder, or necessary in the good faith judgment of the Company, to avoid Mr. Feld incurring additional tax under Section 409A, such payments shall not be made until the end of six (6) months following the date of Mr. Feld’s separation from service in accordance with Code Section 409A.

(b) This Agreement is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Mr. Feld agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Mr. Feld under Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

COST PLUS, INC.

By:	/s/ Joan S. Fujii
Joan S. Fujii, Executive Vice President, Human Resources

BARRY J. FELD

/s/ Barry J. Feld
(Signature)

(Print Address)

(Print Telephone Number)

EXHIBIT A

RELEASE OF CLAIMS AGREEMENT

This Release of Claims Agreement (“Agreement”) is made by and between Cost Plus, Inc. (“Cost Plus”), and Barry J. Feld, the undersigned Executive (“Mr. Feld”) (together, Cost Plus and Mr. Feld are referred to herein as the “Parties”).

WHEREAS, Mr. Feld was employed by Cost Plus;

WHEREAS, Cost Plus and Mr. Feld have entered into an Amended and Restated Employment Agreement, dated as of                         , 2008 (the “Employment Agreement”).

WHEREAS, the Mr. Feld’s employment with Cost Plus terminated effective                                 (the “Termination Date”);

WHEREAS, the Parties have entered into stock option and other equity compensation agreements (collectively the “Stock Agreements”);

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Mr. Feld may have against the Cost Plus and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Mr. Feld’s employment with or separation from Cost Plus; and

NOW THEREFORE, in consideration of the mutual promises made herein, Cost Plus and Mr. Feld hereby agree as follows:

1. Consideration. Subject to Mr. Feld entering into and not revoking this Release, and otherwise not breaching his obligations under the Employment Agreement, Mr. Feld shall receive the applicable severance benefits set forth in Section 3 of the Employment Agreement.

2. Payment of Salary and Receipt of All Benefits. Mr. Feld acknowledges and represents that, other than the consideration set forth in this Agreement, the Cost Plus has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Mr. Feld.

3. Release of Claims. Mr. Feld agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Mr. Feld by Cost Plus and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Mr. Feld, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Mr. Feld may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

(a) any and all claims relating to or arising from Mr. Feld’s employment relationship with Cost Plus and the termination of that relationship;

(b) any and all claims relating to, or arising from, Mr. Feld’s right to purchase, or actual purchase of shares of stock of Cost Plus, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; the California Family Rights Act; the California Labor Code, except as prohibited by law; the California Workers’ Compensation Act, except as prohibited by law; and the California Fair Employment and Housing Act;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Mr. Feld as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

(i) Mr. Feld agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to: (1) Mr. Feld’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against Cost Plus (with the understanding that any such filing or participation does not give Mr. Feld the right to recover any monetary damages against Cost Plus; Mr. Feld’s release of claims herein bars Mr. Feld from recovering such monetary relief from Cost Plus); (2) claims under Division 3, Article 2 of the California Labor Code (which includes California Labor Code section 2802 regarding indemnity for necessary expenditures or losses by Mr. Feld); and (3) claims prohibited from release as set forth in California Labor Code section 206.5 (specifically “any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made”).

4. Acknowledgment of Waiver of Claims under ADEA. Mr. Feld acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Mr. Feld agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Mr. Feld acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Mr. Feld was already entitled. Mr. Feld further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his/her execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Mr. Feld from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Mr. Feld signs this Agreement and returns it to Cost Plus in less than the 21-day period identified above, Mr. Feld hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

5. California Civil Code Section 1542. Mr. Feld acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND

TO CLAIMS WHICH THE CREDITOR DOES

NOT KNOW OR SUSPECT TO EXIST IN HIS

OR HER FAVOR AT THE TIME OF

EXECUTING THE RELEASE, WHICH IF

KNOWN BY HIM OR HER MUST HAVE

MATERIALLY AFFECTED HIS OR HER

SETTLEMENT WITH THE DEBTOR.

Mr. Feld, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

6. No Pending or Future Lawsuits. Mr. Feld represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against Cost Plus or any of the other Releasees. Mr. Feld also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against Cost Plus or any of the other Releasees.

7. Application for Employment. Mr. Feld understands and agrees that, as a condition of this Agreement, Mr. Feld shall not be entitled to any employment with Cost Plus, and Mr. Feld hereby waives any right, or alleged right, of employment or re-employment with Cost Plus. Mr. Feld further agrees not to apply for employment with Cost Plus.

8. No Cooperation. Mr. Feld agrees not to act in any manner that might damage the business of Cost Plus. Mr. Feld further agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Mr. Feld agrees both to immediately notify Cost Plus upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Mr. Feld shall state no more than that he cannot provide counsel or assistance.

9. Non-Disparagement. Mr. Feld agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Mr. Feld shall direct any inquiries by potential future employers to Cost Plus’s human resources department, which shall use its best efforts to provide only Mr. Feld’s last position and dates of employment.

10. Breach. Mr. Feld acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Mr. Feld challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle Cost Plus immediately to recover and/or cease providing the consideration provided to Mr. Feld under this Agreement, except as provided by law. Except as provided by law, Mr. Feld shall also be responsible to Cost Plus for all costs, attorneys’ fees, and any and all damages incurred by Cost Plus in (a) enforcing Mr. Feld’s obligations under this Agreement or the Confidentiality Agreement, including the bringing of any action to recover the consideration, and (b) defending against a claim or suit brought or pursued by Mr. Feld in violation of the terms of this Agreement.

11. No Admission of Liability. Mr. Feld understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Mr. Feld. No action taken by Cost Plus hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by Cost Plus of any fault or liability whatsoever to Mr. Feld or to any third party.

12. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

13. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN ALAMEDA COUNTY, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.

NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

14. Tax Consequences. Cost Plus makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Mr. Feld or made on his behalf under the terms of this Agreement. Mr. Feld agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by Cost Plus and any penalties or assessments thereon. Mr. Feld further agrees to indemnify and hold Cost Plus harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against Cost Plus for any amounts claimed due on account of (a) Mr. Feld’s failure to pay or Cost Plus’s failure to withhold, or Mr. Feld’s delayed payment of, federal or state taxes, or (b) damages sustained by Cost Plus by reason of any such claims, including attorneys’ fees and costs.

15. Authority. Cost Plus represents and warrants that the undersigned has the authority to act on behalf of Cost Plus and to bind Cost Plus and all who may claim through it to the terms and conditions of this Agreement. Mr. Feld represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

16. No Representations. Mr. Feld represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Mr. Feld has not relied upon any representations or statements made by Cost Plus that are not specifically set forth in this Agreement.

17. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

18. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

19. Entire Agreement. This Agreement represents the entire agreement and understanding between Cost Plus and Mr. Feld concerning the subject matter of this Agreement and Mr. Feld’s employment with and separation from Cost Plus and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Mr. Feld’s relationship with Cost Plus, with the exception of the Stock Agreements.

20. No Oral Modification. This Agreement may only be amended in a writing signed by Mr. Feld and Cost Plus’s Chief Executive Officer.

21. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Mr. Feld consents to personal and exclusive jurisdiction and venue in the State of California.

22. Effective Date. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Mr. Feld signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

23. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

24. Voluntary Execution of Agreement. Mr. Feld understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of Cost Plus or any third party, with the full intent of releasing all of his claims against Cost Plus and any of the other Releasees. Mr. Feld acknowledges that:

(a) he has read this Agreement;

(b) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c) he understands the terms and consequences of this Agreement and of the releases it contains; and

(d) he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Cost Plus, Inc.

Dated:	By
[Click and Type Officer Name] [Click and Type Title]

Barry J. Feld

Dated:
Barry J. Feld